SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                FORM 8-K

                             CURRENT REPORT

                 PURSUANT TO SECTION 13 OR 15(d) OF THE

                    SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): January 23, 2006

                        Timberland Bancorp, Inc.
          (Exact name of registrant as specified in its charter)

       Washington               0-23333                91-1863696
---------------------------    -----------         ------------------
State or other jurisdiction    Commission          (I.R.S. Employer
Of incorporation               File Number         Identification No.)

624 Simpson Avenue, Hoquiam, Washington                   98550
----------------------------------------                ---------
(Address of principal executive offices)                (Zip Code)

      Registrant's telephone number (including area code) (360) 533-4747


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

 [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition
--------------------------------------------------------

     On January 23, 2006, Timberland Bancorp, Inc. issued its earnings release for the quarter ended December 31, 2005. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits
--------------------------------------------

     (c)    Exhibits

     99.1   Press Release of Timberland Bancorp, Inc. dated January 23, 2006

                                  SIGNATURES
                                  ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                  TIMBERLAND BANCORP,INC.



DATE: January 23, 2006            By: /s/Dean J. Brydon
                                       --------------------------
                                       Dean J. Brydon
                                       Chief Financial Officer

                                 Exhibit 99.1

==============================================================================
                   PRESS RELEASE: FOR IMMEDIATE PUBLICATION
                   ----------------------------------------
     For further information contact:  Michael R. Sand, President & CEO
                                       Dean J. Brydon, CFO
                                       At (360) 533-4747

==============================================================================


            Timberland Bancorp, Inc. Announces Record Earnings
                      *  Net Income Increases by 34%
                      *  Diluted Earnings Per Share Increases by 38%
                      *  Return on Equity Increases by 31%

HOQUIAM, Wash. - January 23, 2006 - Timberland Bancorp, Inc. (Nasdaq: TSBK), ("Company") the holding company for Timberland Bank, ("Bank"), today reported record net income of $2.01 million, or $0.55 per diluted share, for the quarter ended December 31, 2005. This compares to net income of $1.49 million, or $0.40 per diluted share that the Company earned for the quarter ended December 31, 2004. The increased earnings per share was primarily a result of increased net interest income and decreased non-interest expenses.

"We are pleased with the operating results achieved during our first fiscal quarter," stated Timberland's President and CEO, Michael Sand. "While the current interest rate environment introduces challenges to margin management, the Company's expanded interest margin contributed to increased profitability for the quarter. The Company recorded increases in net income and return on equity of 34% and 31% respectively, while diluted earnings per share increased by 38% as compared to the like quarter in the prior fiscal year. Loan originations increased by 7% to nearly $66 million for the quarter ended December 31, 2005 from $61 million for the quarter ended December 31, 2004. Assets decreased slightly as the determination was made to liquidate lower yielding assets to reduce higher cost advances from the Federal Home Loan Bank of Seattle," Sand also stated.

The Company also announced that it has declared a quarterly cash dividend of $0.16 per share of common stock for shareholders of record as of the close of business on February 9, 2006, payable on February 23, 2006. This will be the 32nd consecutive quarter that Timberland has paid a cash dividend.


Disclaimer
This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements

                TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED INCOME STATEMENT
          For the three months ended December 31, 2005 and 2004
              (Dollars in thousands, except per share data)
                               (Unaudited)

                                                      Three Months Ended
                                                          December 31,
                                                     2005              2004
                                                   --------------------------
Interest and Dividend Income
Loans receivable                                   $   7,485        $   6,507
Investments and mortgage-backed securities               536              389
Dividends                                                323              266
Federal funds sold                                        77              112
Interest bearing deposits in banks                        24               28
                                                   --------------------------
   Total interest and dividend income                  8,445            7,302

Interest Expense
Deposits                                               1,688            1,179
Federal Home Loan Bank advances                          720              750
Other borrowings - repurchase agreements                  10                5
                                                   --------------------------
   Total interest expense                              2,418            1,934
                                                   --------------------------
   Net interest income                                 6,027            5,368
Provision for Loan Losses                                 --               --
                                                   --------------------------
   Net interest income after provision
     for loan losses                                   6,027            5,368

Non-Interest Income
Service charges on deposits                              720              698
Gain on sale of loans, net                               116              348
BOLI net earnings                                        111               99
Escrow fees                                               32               35
Servicing income on loans sold                           108               40
ATM transaction fees                                     235              196
Other                                                    233              123
                                                   --------------------------
   Total non-interest income                           1,555            1,539

Non-interest Expense
Salaries and employee benefits                         2,630            2,650
Premises and equipment                                   609              511
Advertising                                              136              166
Loss (gain) from real estate operations                  (53)             (27)
ATM expenses                                              98              112
Postage and courier                                      115              158
Amortization of core deposit intangible                   82               85
State and local taxes                                    160               94
Professional fees                                        208              185
Other                                                    652              826
                                                   --------------------------
   Total non-interest expense                          4,637            4,760

Income before federal income taxes                     2,945            2,147
Federal Income Taxes                                     939              653
                                                   --------------------------
   Net Income                                        $ 2,006          $ 1,494

Earnings Per Common Share:
   Basic                                               $0.57            $0.42
   Diluted                                             $0.55            $0.40
Weighted average shares outstanding:
   Basic                                           3,504,526        3,550,007
   Diluted                                         3,625,620        3,717,162

                  TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                            SUMMARY BALANCE SHEETS
                  December 31, 2005 and September 30, 2005
                           (Dollars in thousands)
                                 (unaudited)

                                               December 31,  September 30,
                                                   2005          2005
                                               -------------------------
ASSETS
Cash and due from financial institutions:
  Non-interest bearing                         $  17,557       $  20,015
  Interest bearing deposits in banks               1,104           3,068
  Federal funds sold                               3,875           5,635
                                               -------------------------
                                                  22,536          28,718
Investments and mortgage-backed securities:
  Held to maturity                                    90             104
  Available for sale                              87,814          89,595
  Federal Home Loan Bank stock                     5,705           5,705
                                               -------------------------
                                                  93,609          95,404

Loans receivable                                 393,772         389,853
Loans held for sale                                1,889           2,355
Less:  Allowance for loan losses                  (4,117)         (4,099)
                                               -------------------------
    Total loans                                  391,544         388,109

Accrued interest receivable                        2,319           2,294
Premises and equipment                            16,050          15,862
Real estate owned and other repossessed items        144             509
Bank owned life insurance ("BOLI")                11,612          11,502
Goodwill                                           5,650           5,650
Core deposit intangible                            1,752           1,834
Mortgage servicing rights                            929             928
Other assets                                       1,602           1,955
                                               -------------------------
    TOTAL ASSETS                               $ 547,747       $ 552,765
                                               =========================

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits                                       $ 410,676       $ 411,665
Federal Home Loan Bank advances                   56,805          62,353
Other borrowings: repurchase agreements            1,305             781
Other liabilities and accrued expenses             3,006           3,324
                                               -------------------------
    TOTAL LIABILITIES                            471,792         478,123
                                               -------------------------
SHAREHOLDERS' EQUITY
Common stock - $.01 par value; 50,000,000
  shares authorized; December 31, 2005 -
  3,757,037 shares issued and outstanding
  September 30, 2005 - 3,759,937 shares
  issued and outstanding                              38              38
Additional paid in capital                        22,013          22,040
Unearned shares - Employee Stock Ownership Plan   (3,701)         (3,833)
Retained earnings                                 58,672          57,268
Accumulated other comprehensive loss              (1,067)           (871)
                                               -------------------------
    TOTAL SHAREHOLDERS' EQUITY                    75,955          74,642
                                               -------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $ 547,747       $ 552,765
                                               =========================

                   TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                         KEY FINANCIAL RATIOS AND DATA
                 (Dollars in thousands, except per share data)

                                             For the Three Months Ended
                                     December 31,  September 30,  December 31,
                                        2005           2005            2004
                                     -----------------------------------------
PERFORMANCE RATIOS:
Return on average assets (1)            1.46%          1.33%           1.15%
Return on average equity (1)           10.70%         10.03%           8.17%
Net interest margin (1)                 4.87%          4.56%           4.58%
Efficiency ratio                       61.16%         62.96%           68.92%

                                     December 31,  September 30,  December 31,
                                        2005           2005            2004
                                     -----------------------------------------
ASSET QUALITY RATIOS:
Non-performing loans                  $ 2,707        $ 2,926        $  3,003
REO & other repossessed assets            144            509             346
Total non-performing assets             2,851          3,435           3,349
Non-performing assets to total assets    0.52%          0.62%           0.63%
Allowance for loan losses to
  non-performing loans                 152.09%        140.09%         133.00%

Book Value Per Share(2)               $ 20.22        $ 19.85         $ 19.03
Book Value Per Share(3)                 21.64          21.30           20.52
Tangible Book Value Per Share(2)(4)     18.25          17.86           17.04
Tangible Book Value Per Share(3)(4)     19.53          19.16           18.37

-------------------
(1)  Annualized
(2)  Calculation includes ESOP shares not committed to be released
(3)  Calculation excludes ESOP shares not committed to be released
(4) Calculation subtracts goodwill and core deposit intangible from equity component

                                             For the Three Months Ended
                                     December 31,  September 30,  December 31,
                                        2005           2005            2004
                                     -----------------------------------------

AVERAGE BALANCE SHEET:
Average Total Loans                  $ 390,776      $ 392,596       $ 358,336
Average Total Interest
  Earning Assets                       495,290        502,453         469,317
Average Total Assets                   549,361        544,750         521,680
Average Total Interest Bearing
  Deposits                             361,620        363,150         347,782
Average FHLB Advances and Other
  Borrowings                            56,939         63,745          55,414
Average Shareholders' Equity            74,996         73,310          73,135

Comparison of Financial Condition at December 31, 2005 and September 30, 2005

Total Assets: Total assets decreased $5.02 million to $547.75 million at December 31, 2005 from $552.77 million at September 30, 2005 primarily due to a $6.18 million decrease in cash and due from financial institutions and a $1.80 million decrease in investments and mortgage backed securities. Approximately $5.55 million in net cash was used to repay higher cost advances
from the Federal Home Loan Bank of Seattle.   These decreases were partially
offset by a $3.44 million increase in net loans receivable.

Investments: Investment securities decreased by $1.80 million to $93.61 million at December 31, 2005 from $95.40 million at September 30, 2005, due to regular amortization and prepayments on mortgage-backed securities.

Loans: Net loans receivable increased by $3.44 million to $391.54 million at December 31, 2005 from $388.11 million at September 30, 2005. The increase in the portfolio was primarily a result of a $3.37 million increase in commercial real estate loans, a $2.46 million increase in construction loans (net of undisbursed portion), a $1.94 million increase in land loans, a $1.24 million increase in consumer loans, and a $739,000 increase in multi-family loans. Partially offsetting these increases were decreases of $4.22 million in one-to-four family mortgage loans, and $2.16 million in commercial business loans.

Loan demand remained strong during the current quarter as loan originations totaled $65.78 million compared to $61.44 million for the same period a year earlier. Loan portfolio growth during the quarter was, however, impacted by the repayment of $5.80 million in loans secured by a particularly successful ocean front condominium project and the sale of fixed rate one-to-four family mortgages. The Bank sold fixed rate one-to-four family mortgage loans totaling $7.53 million during the quarter ended December 31, 2005 compared to $3.32 million for the same period one year earlier. A portion of the loans originated during the quarter were construction loans. Undisbursed construction loan balances increased by $13.28 million to $56.05 million at December 31, 2005.

Deposits: Deposits decreased by $989,000 to $410.68 million at December 31,
2005 from $411.67 million at September 30, 2005.   The deposit decrease is
comprised of a $2.99 million decrease in money market accounts, a $1.74 million decrease in N.O.W. checking accounts, a $1.72 million decrease in non-interest bearing accounts, and a $1.38 million decrease in savings
accounts.   These decreases were offset by a $6.83 million increase in certificates of deposit accounts.

Shareholders' Equity: Total shareholders' equity increased by $1.31 million to $75.96 million at December 31, 2005 from $74.64 million at September 30, 2005, primarily due to net income of $2.00 million and a $161,000 increase to additional paid in capital from the exercise of stock options and vesting associated with the Bank's benefit plans. Also increasing shareholders' equity was a decrease from September 30, 2005 of $132,000 in the equity component related to unearned shares issued to the Employee Stock Ownership Plan. Partially offsetting these increases to shareholders' equity were the payment of $602,000 in dividends to shareholders, the repurchase of 8,200 shares of the Company's stock for $193,000, and a $196,000 increase in accumulated other comprehensive loss.

On April 7, 2005, the Company announced a plan to repurchase up to 5% of the Company's outstanding shares, or 187,955 shares. This represents the Company's 13th stock repurchase plan. As of December 31, 2005, the Company had repurchased 36,050 of these shares at an average price of $23.26. Cumulatively the Company has repurchased 3,375,321 (51.0%) of the 6,612,500 shares that were issued when the Company went public in January 1998. The 3,375,321 shares have been repurchased at an average price of $15.41 per share.


Comparison of Operating Results for the Three Months Ended December 31, 2005 and 2004

Net Income: Net income for the quarter ended December 31, 2005 increased to $2.00 million, or $0.55 per diluted share ($0.57 per basic share) from $1.49 million, or $0.40 per diluted share ($0.42 per basic share) for the quarter ended December 31, 2004. The $0.15 increase in diluted earnings per share for the quarter ended December 31, 2005 was primarily a result of a $659,000 ($435,000 net of income tax - $0.12 per diluted share) increase in net interest income after provision for loan losses, a $123,000 ($81,000 net of income tax - $0.02 per diluted share) decrease in non-interest expense, and a lower number of weighted average shares outstanding, which increased diluted earnings per share by approximately $0.01.

Net Interest Income: Net interest income increased $659,000 to $6.03 million for the quarter ended December 31, 2005 from $5.37 million for the quarter ended December 31, 2004, primarily due to a larger interest earning asset base and an increase in the average yield on interest earning assets. Total interest income increased $1.14 million to $8.45 million for the quarter ended December 31, 2005 from $7.30 million for the quarter ended December 31, 2004 as average total interest earning assets increased by $25.97 million. The yield on interest earning assets increased to 6.82% for the quarter ended
December 31, 2005 from 6.22% for the quarter ended December 31, 2004.   The
collection of delinquent interest on two non-accrual loans that paid off during the quarter contributed to a net decrease in non-accrual interest of $49,000. The repayment of these two non-accrual loans also contributed to a net increase of $82,000 in late fee income which is recorded as interest income.

Partially offsetting the increased interest income was an increase in interest expense as average interest bearing deposits and borrowings increased and the interest rates paid for deposits increased. Total interest expense increased by $484,000 to $2.42 million for the quarter ended December 31, 2005 from $1.93 million for the quarter ended December 31, 2004 as average interest bearing liabilities increased $15.36 million. Also contributing to increased interest expense was an increase in the average rate paid for these funding sources to 2.29% for the quarter ended December 31, 2005 from 1.90% for the quarter ended December 31, 2004. As a result of these changes, the net interest margin increased to 4.87% for the quarter ended December 31, 2005 from 4.58% for the quarter ended December 31, 2004.

Provision for Loan Losses: There was no provision for loan losses made in the current quarter. The allowance for loan losses, however, did increase during the current quarter due to a net recovery of $18,000. Based on its comprehensive analysis, management deemed the allowance for loan losses of $4.12 million at December 31, 2005 (1.05% of loans receivable and 152.09% of non-performing loans) adequate to provide for probable losses based on an evaluation of known and inherent risks in the loan portfolio at that date.
The allowance for loan losses was $3.99 million (1.10% of loans receivable and 133.00% of non-performing loans) at December 31, 2004. For the quarters ended December 31, 2005 and 2004, the Company had net recoveries of $18,000 and $3,000, respectively.

The Company's non-performing assets to total assets ratio decreased to 0.52% at December 31, 2005 from 0.62% at September 30, 2005 and 0.63% at December 31, 2004. The non-performing loan total of $2.71 million at December 31, 2005 consisted of a $1.37 million commercial construction loan, $1.07 million in one-to-four family mortgage loans, $263,000 in commercial real estate loans, and $10,000 in consumer loans.

Non-interest Income: Total non-interest income increased $16,000 to $1.56 million for the quarter ended December 31, 2005 from $1.54 million for the quarter ended December 31, 2004. Total non-interest income increased as income from service charges on deposits, ATM transaction fees, bank owned life insurance and the sale of non-deposit investment products all increased from a year ago. Partially offsetting these increases was a decrease in income from loan sales, (gain on sale of loans and servicing income on loans sold) which decreased by $164,000 to $224,000 for the current quarter from $388,000 for the same period a year earlier. Income from loan sales was larger in the period a year ago due the sale of the Bank's credit card portfolio, which resulted in a gain of $245,000 ($162,000 net of income tax).

Non-interest Expense: Total non-interest expense decreased by $123,000 to $4.64 million for the quarter ended December 31, 2005 from $4.76 million for the quarter ended December 31, 2004. Non-interest expenses were higher a year ago primarily due to expenses of $183,000 related to the branch acquisition in October 2004 and vesting expenses of $167,000 related to one of the Company's benefit plans. Partially offsetting these expense decreases during the current quarter were increases in expenses related to premises and equipment and state and local taxes. As a result of the decreased expenses and increased revenue, the Company's efficiency ratio decreased to 61.16% for the quarter ended December 31, 2005 from 68.92% for the quarter ended December 31, 2004.

The Company also began expensing stock options under SFAS 123(R), which became effective for the Company on October 1, 2005. Total stock option expenses of $5,000 were recorded for the quarter ended December 31, 2005.

                  TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                         LOANS RECEIVABLE BREAKDOWN
                           (Dollars in thousands)


                                   At December 31,        At September 30,
                                         2005                   2005
                                  Amount    Percent      Amount     Percent
                                -------------------      ------------------
Mortgage Loans:
  One-to-four family (1)        $ 97,544     21.46%      $101,763     23.24%
  Multi family                    20,909      4.60         20,170      4.61
  Commercial                     128,216     28.21        124,849     28.51
  Construction and
    land development             128,210     28.21        112,470     25.68
  Land                            26,921      5.92         24,981      5.71
                                --------    ------       --------    ------
    Total mortgage loans         401,800     88.40        384,233     87.75
Consumer Loans:
  Home equity and second
    mortgage                      33,669      7.41         32,298      7.38
  Other                            9,199      2.02          9,330      2.13
                                --------    ------       --------    ------
                                  42,868      9.43         41,628      9.51

Commercial business loans          9,855      2.17         12,013      2.74
                                --------    ------       --------    ------
     Total loans                 454,523    100.00%       437,874    100.00%

Less:
  Undisbursed portion of
    construction loans
    in process                   (56,049)                 (42,771)
  Unearned income                 (2,813)                  (2,895)
  Allowance for loan losses       (4,117)                  (4,099)
                                --------                 --------
Total loans receivable, net     $391,544                 $388,109
                                ========                 ========
----------------
(1)   Includes loans held-for-sale.

                  TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                              DEPOSIT BREAKDOWN
                           (Dollars in thousands)

                                      December 31, 2005    September 30, 2005
                                      -----------------    ------------------

Non-interest bearing                        $ 50,070            $ 51,792
N.O.W checking                                91,741              93,477
Savings                                       62,895              64,274
Money market accounts                         46,309              49,295
Certificates of deposit under $100,000       121,737             117,618
Certificates of deposit $100,000 and over     37,924              35,209
                                            --------            --------
                      Total deposits        $410,676            $411,665
                                            ========            ========


Timberland Bancorp, Inc. stock trades on the NASDAQ national market under the symbol "TSBK." The Bank owns and operates branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Elma, Olympia, Lacey, Tumwater, Yelm, Puyallup, Edgewood, Tacoma, Spanaway (Bethel Station), Gig Harbor, Poulsbo, Silverdale, Auburn, Winlock, and Toledo.

CONTACT:
Timberland Bancorp, Inc.
Michael Sand, President & CEO or Dean Brydon, CFO 360/533-4747

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